Exhibit (d)(nn)(1)

AMENDMENT NO. 1 TO

SUBADVISORY AGREEMENT

This AMENDMENT effective as of the 1st day of May 2014, is made to the Subadvisory Agreement (the “Agreement”) made November 1, 2013, by and among Principal Global Investors, LLC, a Delaware limited liability company doing business as Macro Currency Group (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Trust”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Subadviser and Trust are parties to the Agreement;

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the Trust, the Investment Adviser, and the Subadviser agree that the Agreement is hereby amended as follows:

1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2. Section 2(f) of the Agreement is replaced with the following:

(f) will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in order for the Investment Adviser, custodian or recordkeeping agent for the Trust to determine or confirm consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of the Segment’s holdings or other assets of the Segment for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) reviewing specific holdings on request of the Investment Adviser which the Investment Adviser has identified as potentially suspect priced and providing the following valuation support services for the Trusts in order to afford the Investment Adviser the opportunity to determine whether a fair valuation is necessary pursuant to the Trust’s Valuation Policy and Procedures:

i.

promptly notifying the Investment Adviser in the event the value used for Subadviser’s records of any holding (other than any US government issued obligation, for which the Subadviser will provide reasonable assistance) of the Segment does not appear (as of the close of NYSE trading hours) to reflect corporate actions, news, or other significant events; where no market quotation is readily available or a market quotation is deemed by the Subadviser (as per Subadviser’s procedures) to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the policies and procedures of the Subadviser used to determine the value of portfolio holdings it manages (each, a “Fair Valuation Event”) on a same day that the Subadviser identifies or reasonably should have identified the Fair Valuation Event to the Investment Adviser prior to the close of NYSE trading hours such notification shall be provided by the Subadviser, prior to 7 PM Eastern Time or, if the Subadviser identified or reasonably should have identified the Fair Valuation Event after the close of NYSE trading hours on that day, then such notification shall be provided by the Subadviser by 7 PM Eastern time on the next business day;

ii.

verifying pricing and providing recommendations utilizing the Subadviser’s good faith judgment under the circumstances for fair valuations to the Investment Adviser as a result of a Fair Valuation Event occurring with respect to the Segment, in order for the Investment Adviser to have the opportunity to determine whether a fair valuation is necessary in accordance with the Trust’s Valuation Policy and Procedures, on the same day as the day of the relevant 7 PM Eastern Time applicable under subparagraph 2(f)(i), above (provided, however, that nothing in this subsection 2(f) shall be construed as rendering the Subadviser liable for damages should subsequent market pricing prove different than the pricing recommended by Subadviser in the exercise of its good faith judgment);

iii.

designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convenes due to a Fair Valuation Event;

iv.	upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund; and

v.

maintaining adequate records and written backup information with respect to the valuation support services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships by following the sub-advisory client’s (i.e., the Trust’s) valuation policy and procedure. If Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this section 2(f) of this Agreement and this results in a material misprice of the Fund’s NAV, the Subadviser shall reimburse the Fund for the Fund’s financial impact which is incurred by the Fund resulting directly from Subadviser’s failure, until (x) such time that the Investment Adviser takes or reasonably should have taken corrective action in response to the Fair Valuation Event in accordance with the Trust’s policies or, (y) in the event that Subadviser fails to provide information or assistance reasonably requested by the Investment Adviser pursuant to this Section 2(f) in connection with the Fair Valuation Event, no longer than 24 hours after Subadviser provides such information and assistance.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

PRINCIPAL GLOBAL INVESTORS, LLC dba Macro Currency Group

By:	/s/ Cinda Whitten	By:	/s/ James C. Fifield
	Name: Cinda Whitten		Name: James C. Fifield
	Title: Director, Investment Operations		Title: Assistant General Counsel

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

Exhibit A

PACIFIC SELECT FUND

FEE SCHEDULE

Effective:	May 1, 2014

Fund:	Pacific Select Fund Currency Strategies Portfolio

The Investment Adviser will pay to the Subadviser a monthly fee for its services based on the following:

(a) The annual percentage of the combined* average daily net assets of the respective Segments of the Currency Strategies Portfolio and the Pacific Life Funds PL Currency Strategies Fund according to the following schedule:

Rate%	Break Point (assets)
0.300%	on the first $3 billion
0.280%	on net assets over $3 billion

(b) Multiplied by the combined* average daily net assets of the respective Segments of the Currency Strategies Portfolio and the Pacific Life Funds PL Currency Strategies Fund managed by Subadviser for the relevant calendar month.

If the Subadviser provides services for less than a whole month, fees shall be prorated for any portion of a month in which the Agreement is in effect.

*Assets are combined only while the Subadviser is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Segment of the Currency Strategies Portfolio only.

A-1